CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of NewSouth Bancorp, Inc. on Form S-8 (File No. 333-49759) of our report dated November 5, 1998 on our audits of the consolidated financial statements of NewSouth Bancorp, Inc. as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report has been incorporated by reference in NewSouth Bancorp, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP


Raleigh, North Carolina
December 23, 1998